Exhibit 99.1

Contact: James A. Tracy
VP Finance/CFO
508 650-9971 ext. 315
jtracy@visionsciences.com

VISION-SCIENCES, INC.  Reports First Fiscal Quarter Results

Medical Sales Increase by 56%

NATICK, Mass., July 26, 2004 /PRNewswire-FirstCall/ – Vision-Sciences, Inc., (Nasdaq: VSCI) today issued its results for the fiscal quarter ended June 30, 2004 (“Q1 05”).  For Q1 05, sales increased by 42% to $2.78 million, compared to $1.96 million in the three months ended June 30, 2003 (“Q1 04”).  The net loss in Q1 05 was $0.28 million, compared to a net loss of $0.32 million in Q1 04.  Abbreviated results, in $000’s, (except per share data) for Q1 05, compared to Q1 04, are as follows:

	Q1 05	Q1 04	Inc (Dec)
Sales	$2,776	$1,960	$816
Gross profit	1,083	758	325
Net loss	$(276)	$(317)	$41
Net loss per share	$(0.01)	$(0.01)	—

Full results for Q1 05 will be published in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission by August 16, 2004.  Sales of the medical segment increased in Q1 05 by 56%, to $1.98 million, compared to $1.27 million in Q1 04.  Sales of the industrial segment increased in Q1 05 by 16%, to $0.80 million, compared to $0.69 million in Q1 04.  Ron Hadani, President and CEO, stated “We are very pleased about our results for Q1 05.  The increase in medical sales was due primarily to products that were not available for sale in Q1 04, and to continued purchases by Medtronic Xomed, Inc. of our ENT-2000 endoscope and Slide-On™ EndoSheaths for the domestic Ear-Nose-Throat (“ENT”) market under the agreement we signed with them in August 2003.  We and Medtronic Xomed, Inc. are currently in the process of negotiating prices and quantities of items for delivery in Year 2 of the agreement.”

Mr. Hadani continued, “Included in the sales of the new products were the first shipment of our new Cystoscope with Slide-On EndoSheath® System to an international distributor, and sales of our ENT-1000 small diameter endoscopes and Slide-On EndoSheaths to both Medtronic Xomed, Inc. and our international distributors.  Our gross profit improved primarily as a result of the increased sales volume of ENT products.  However, our investment in Sales & Marketing and in Product Development also grew, as we planned.  We continue to be optimistic about the future of our new products, like the flexible Cystoscope with Slide-On EndoSheath System for the

Urology market, and our TNE endoscope and Slide-On EndoSheath System for both the ENT and gastrointestinal markets.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences’ products and the Company is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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